Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Ms. Lisa Doucet-Albert                                                 Ms. Nandini Sankara

Regan Communications Group                                                                   Suburban Propane

401.351.8855 x.102                                                              973-503-9082

LDoucet@regancomm.com                                                   PR@suburbanpropane.com

Suburban Propane Partners, L.P., Announces Appointment of

Matthew J. Chanin as Chairman of the Board of Supervisors

WHIPPANY, NJ – November 16, 2020 - Suburban Propane Partners, L.P. (NYSE: SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that, at its regular meeting held on November 11, the Partnership’s Board of Supervisors unanimously elected Matthew J. Chanin, as its new Chairman effective January 1, 2021.

Mr. Chanin has served on the Partnership’s Board of Supervisors since November 2012.  From 1996 until his retirement in January 2012, he was Senior Managing Director of Prudential Investment Management, a subsidiary of Prudential Financial, Inc., after which he continued to provide consulting services to Prudential until December 2016.  Mr. Chanin has earned an MBA, is a Chartered Financial Analyst and has 35 years of investment experience with a focus on highly structured private placements in companies in a broad range of industries, with a particular focus on energy companies.  He has previously served on the audit committee of a public company board and the compensation committee for a private company board, as well as on the audit, compensation and nominating/governance committees of the Partnership.

Harold R. Logan, Jr., the current Chairman, is an original member of the Board since the Partnership’s initial public offering in 1996 and he will continue to serve in the capacity as Supervisor of the Board of Supervisors, and remain a member of the Nominating/Governance and Compensation Committees.  Mr. Logan made the decision to relinquish the role at this time in order to facilitate an effective transition of leadership on the Board.

“I want to thank and congratulate Hal for the past fourteen years of service as Chairman of the Board,” said Michael Stivala, Suburban Propane President & CEO. “Hal has been a tremendous leader for the Partnership who has shared a wealth of business experience in the energy industry to help guide and advise the Board and executive management through periods of transformative growth of the Partnership.  Hal has led the Board with integrity and always with the Partnership’s best interests in mind.”

“It has been my great honor to serve as the Partnership’s Chairman, and I am incredibly proud of our many accomplishments over the past decade and a half,” Mr. Logan said. In announcing Mr. Chanin's appointment, Mr. Logan said, "Matt Chanin has been a great asset to this Board since joining in

November 2012, and he brings many years of industry and investment experience to his new position as Chairman. His thoughtful leadership will serve the Partnership well as it continues to embark on the next phase of strategic growth."

About Suburban Propane

Suburban Propane Partners, L.P., is a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, servicing over 1 million customers through 700 locations across 41 states. The company proudly celebrated 90 years of innovation, growth and quality service in 2018. The brand is currently focused on three core elements including: Suburban Commitment - showcasing the company's 90+ year legacy of flexibility, reliability and dependability; SuburbanCares - highlighting dedication to serving local communities across the nation; and, Go Green with Suburban Propane - promoting the affordable, clean burning and versatile nature of propane as a bridge to a green energy future. Suburban Propane is a New York Stock Exchange listed limited partnership headquartered in Whippany, NJ. For additional information on Suburban Propane, please visit www.suburbanpropane.com.